For Immediate Release
February 25, 2021

Southwest Gas Holdings, Inc. Announces 2020 Earnings and
2021 Earnings Guidance

LAS VEGAS – Southwest Gas Holdings, Inc. (NYSE: SWX) announced record consolidated earnings of $4.14 per diluted share for 2020, a $0.20 increase from consolidated earnings of $3.94 per diluted share for 2019. Consolidated net income was $232.3 million for 2020, compared to consolidated net income of $213.9 million for 2019. The natural gas segment had net income of $159.1 million in 2020 compared to net income of $163.2 million in 2019, while the utility infrastructure services segment had record net income of $74.9 million in 2020 compared to net income of $52.4 million in 2019. The record consolidated earnings in 2020 are impressive given that the increases in cash surrender value of company-owned life insurance (“COLI”) policies were $9.2 million, or $0.16 per share, in 2020, versus a high of $17.4 million, or $0.32 per share, in 2019.
Commenting on Southwest Gas Holdings’ performance and outlook, John P. Hester, President and Chief Executive Officer, said: “2020 was an unprecedented year globally, including in the communities we serve. I am very proud of the way our employees rose to meet customer needs and their reliance on clean, affordable natural gas, delivered safely and reliably to their homes, during a year in which they would spend more time at home than ever before. Southwest Gas customers recognized this effort with a 96% customer satisfaction rating, comparable to the record rating received a year earlier.
“And 2020 was remarkable for other reasons as well. Not only did we add 37,000 new utility customers in the past year, expand service to Spring Creek, Nevada, and conclude multiple general rate cases, including in Arizona, with rate relief now in place, but our utility infrastructure services business, Centuri, delivered record results again this year. Centuri supported customers with important gas and electric infrastructure projects, and also helped restore customer facilities following regional storms. Safety, service, and reliability have always been part of our core customer commitments; these guiding principles were a beacon for our customers in 2020 and will continue to illuminate the path in the year ahead.”
During the fourth quarter of 2020, consolidated net income was $103.5 million, or $1.82 per diluted share, compared to $91.7 million, or $1.67 per diluted share, for the fourth quarter of 2019. Quarterly results for 2020 included an $8.2 million, or $0.14 per share, increase in income from COLI investments, while the prior-year quarter included COLI-related income of $6.2 million, or $0.11 per share.
Natural Gas Operations Segment Results
Full Year 2020
Operating margin increased $24 million between years. Customer growth provided $14 million of incremental margin as 37,000 new customers were added in 2020, and combined rate relief, primarily in Nevada and California, provided $7 million of incremental operating margin during the current year. An increase in regulatory asset recoveries also contributed to the increase. The prior-year included an
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approximate $5 million reduction in margin resulting from a one-time adjustment to reflect the impacts of U.S. tax reform on the Arizona decoupling mechanism. The remaining change between years includes the impacts from a temporary moratorium on late fees and lower connection/re-connection charges during the COVID-19 pandemic.
Operations and maintenance expense decreased by $16 million, or 4%, between 2020 and 2019 as a result of a concerted management focus to reduce operations and maintenance expense at the outset of the COVID-19 pandemic, including lower travel and in-person training costs, and due to lower legal claims. These were partially offset by incremental expenditures for pipeline damage prevention programs associated with a growing infrastructure and customer base. Depreciation and amortization expense increased $19.7 million, or 9%, between years primarily due to a $668 million, or 9%, increase in average gas plant in service; amortization related to regulatory account recoveries, as noted above, increased $1.4 million between years.
Other income decreased $16.1 million between years. The current year reflects a $9.2 million increase in COLI policy cash surrender values and recognized death benefits, while 2019 reflected a $17.4 million increase. Non-service-related components of employee pension and postretirement benefit costs increased $5 million between years. Lower interest on regulatory balances also contributed to the decrease between years.
Net interest deductions increased $6.1 million between years primarily due to interest associated with the issuance of $300 million of Senior Notes in May 2019 and $450 million of Senior Notes in June 2020, offset by a reduction in outstanding borrowings under the credit facility.
Income tax expense in both 2020 and 2019 was impacted by COLI results (noted above), which are recognized without tax consequence, thereby impacting the effective tax rate.
Fourth Quarter
Natural gas operations segment net income was $79.6 million for the fourth quarter of 2020 compared to $76.4 million for the fourth quarter of 2019. Results reflect a COLI cash surrender value increase of $8.2 million in the fourth quarter of 2020, compared to an increase of $6.2 million in the fourth quarter of 2019.
Operating margin increased $9 million between quarters, more than half of which relates to rate relief in Nevada and California, with the remainder primarily attributable to customer growth.
Operations and maintenance expenses were relatively flat between comparative fourth quarters. Depreciation and amortization expense increased $5.1 million between quarters primarily due to an increase in average gas plant in service since the corresponding quarter a year ago, and from an increase in regulatory account amortization.
Other income improved $1 million between quarters due to a $2 million increase in COLI cash surrender values between quarters, offset by an increase in non-service-related components of employee pension and other postretirement benefit costs.

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Utility Infrastructure Services Segment Results
Full Year 2020
Revenues increased $197.3 million, or 11%, in 2020 when compared to 2019, primarily due to incremental electric infrastructure revenues of $145.3 million, including the expansion of work with existing customers and securing work with new customers. Also included in the incremental 2020 electric infrastructure revenues is $81.5 million from emergency restoration services performed by Linetec, following hurricane and tornado damage to customers’ above-ground utility infrastructure in and around the Gulf Coast and eastern regions of the U.S., as compared to $13.2 million in storm restoration services during 2019. Additionally, Centuri experienced continued growth with existing gas infrastructure customers under master service and bid agreements, and also benefited from generally favorable weather working conditions throughout the year.
Utility infrastructure services expenses increased $156.2 million, or 10%, between 2020 and 2019 largely due to incremental expenses related to electric infrastructure of $109.3 million, including costs associated with storm restoration work, as well as costs to complete additional gas and electric infrastructure work. These costs were mitigated by increased productivity and efficiencies on electrical infrastructure projects and lower fuel costs as a percentage of revenues. Storm restoration work typically generates a somewhat higher profit margin than core infrastructure services, due to improved operating efficiencies related to equipment utilization and absorption of fixed costs. During 2020, Centuri also received $4.1 million in wage subsidies from the Canadian government associated with COVID-19 relief programs. These funds were recorded as a reduction to wage expense. Additionally, ongoing efforts to complete an industrial construction project in Canada resulted in additional costs of approximately $3 million during 2020 compared to $8 million during 2019. Gains on sale of equipment (reflected as an offset to this expense category) were approximately $1.8 million and $5.5 million for 2020 and 2019, respectively.
Depreciation and amortization expense increased $9.1 million between 2020 and 2019, primarily due to $5.8 million of incremental depreciation related to the continued growth of Linetec. Additional equipment was purchased to support the growing volume of work otherwise being performed, also contributing to the overall increase.
A $4.8 million decrease in net interest deductions was due primarily to lower incremental borrowing rates associated with outstanding borrowings under the $590 million secured revolving credit and term loan facility.
A $9.7 million increase in income tax expense reflects the increased level of pre-tax earnings.
Income allocable to noncontrolling interests increased nearly $4 million associated with the growth in Linetec profitability.
Fourth Quarter
Utility infrastructure services segment net income was $23.9 million for the fourth quarter of 2020 and $15.7 million for the fourth quarter of 2019.
Revenues increased $71 million in the fourth quarter of 2020 when compared to the prior-year quarter, primarily due to incremental electric infrastructure revenues from expansion of work with new and
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existing customers. Also included was $25.6 million in incremental emergency restoration services performed by Linetec in 2020.
Utility infrastructure services expenses increased $58 million between quarters in order to complete the incremental electric infrastructure services work at Linetec (including storm restoration), as well as costs to complete additional gas and electric infrastructure services work.
Depreciation and amortization increased $1.9 million between quarters due to additional equipment purchases to support the continued growth of Linetec, and the overall increased volume of work being performed by Centuri.
Outlook for 2021
Management expects 2021 diluted earnings per share to be between $3.95 and $4.20. Other highlights of 2021 expectations include the following:
Natural Gas Operations Segment
•Operating margin for 2021 is anticipated to benefit from customer growth (1.7%), rate relief in all three states in which we operate, expansion projects, and infrastructure tracker mechanisms. Combined, these items are expected to produce an increase in operating margin of 6% to 8%.
•Total pension costs are expected to be relatively flat compared to 2020, but will be reflected as an increase in operations and maintenance costs of about $6 million, with a comparable decrease to other expense (associated with non-service pension costs).
•Operating income is expected to increase 3% to 5%.
•COLI earnings are estimated at $3 million to $5 million.
•Capital expenditures in 2021 are estimated at approximately $700 million, in support of customer growth, system improvements, and pipe replacement programs.
Utility Infrastructure Services Segment
•Centuri’s revenues for 2021 are expected to be 1% to 4% greater than the record 2020 amount (which included $82 million of emergency storm restoration services).
•Operating income is expected to be approximately 5.3% to 5.8% of revenues.
•Interest expense is expected to be $8 million to $9 million.
•Net income expectations reflect earnings attributable to Southwest Gas Holdings, net of earnings attributable to noncontrolling interests (estimated between $5 million and $6 million). Changes in Canadian currency exchange rates could influence results.
Southwest Gas Holdings has two business segments:
Southwest Gas Corporation provides safe and reliable natural gas service to over 2 million customers in Arizona, Nevada, and California.
Centuri Group, Inc. is a comprehensive utility infrastructure services enterprise dedicated to delivering a diverse array of solutions to North America’s gas and electric providers. Centuri derives revenues from installation, replacement, repair and maintenance of energy distribution systems.

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Forward-Looking Statements: This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include, without limitation, statements regarding Southwest Gas Holdings, Inc. (the “Company”) and the Company’s expectations or intentions regarding the future. These forward-looking statements can often be identified by the use of words such as “will”, “predict”, “continue”, “forecast”, “expect”, “believe”, “anticipate”, “outlook”, “could”, “target”, “project”, “intend”, “plan”, “seek”, “estimate”, “should”, “may” and “assume”, as well as variations of such words and similar expressions referring to the future, and include (without limitation) statements regarding expectations of continuing growth in 2021. In addition, the statements under the heading “Outlook for 2021” that are not historic, constitute forward-looking statements. A number of important factors affecting the business and financial results of the Company could cause actual results to differ materially from those stated in the forward-looking statements. These factors include, but are not limited to, the timing and amount of rate relief, changes in rate design, customer growth rates, the effects of regulation/deregulation, tax reform and related regulatory decisions, including future decisions, the impacts of construction activity at Centuri, future earnings trends, seasonal patterns, and the impacts of stock market volatility. In addition, the Company can provide no assurance that its discussions about future operating margin, operating income, pension costs, COLI results, and capital expenditures of the natural gas segment will occur. Likewise, the Company can provide no assurance that discussions regarding utility infrastructure services segment revenues, operating income percentage of revenues, interest expense, and noncontrolling interest amounts will transpire. Because of these and other factors, the Company can provide no assurances that estimates of 2021 earnings per share will be realized. Factors that could cause actual results to differ also include (without limitation) those discussed under the heading “Risk Factors” in Southwest Gas Holdings, Inc.’s most recent Annual Report on Form 10-K and in the Company’s and Southwest Gas Corporation’s current and periodic reports filed from time to time with the SEC. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its Web site or otherwise. The Company does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

Non-GAAP Measures. Southwest recognizes operating revenues from the distribution and transportation of natural gas (and related services) to customers. Gas cost is a tracked cost, which is passed through to customers without markup under purchased gas adjustment (“PGA”) mechanisms, impacting revenues and net cost of gas sold on a dollar-for-dollar basis, thereby having no impact on Southwest’s profitability. Therefore, management routinely uses operating margin, defined as operating revenues less the net cost of gas sold, in its analysis of Southwest’s financial performance. Operating margin also forms a basis for Southwest’s various regulatory decoupling mechanisms. Operating margin is not, however, specifically defined in accounting principles generally accepted in the United States (“U.S. GAAP”) and is considered a non-GAAP measure. Management believes supplying information regarding operating margin provides investors and other interested parties with useful and relevant information to analyze Southwest’s financial performance in a rate-regulated environment. (Refer to the Southwest Gas Holdings, Inc. Consolidated Earnings Digest for a reconciliation of revenues to operating margin.)

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SOUTHWEST GAS HOLDINGS, INC. CONSOLIDATED EARNINGS DIGEST
(In thousands, except per share amounts)

	Year Ended December 31,
	2020	2019
Consolidated Operating Revenues	$3,298,873	$3,119,917

Net Income applicable to Southwest Gas Holdings	$232,324	$213,936

Weighted Average Common Shares	55,998	54,245

Basic Earnings Per Share	$4.15	$3.94

Diluted Earnings Per Share	$4.14	3.94

Reconciliation of Revenue to Operating Margin (Non-GAAP measure)
Natural Gas Segment Revenues	$1,350,585	$1,368,939
Less: Net Cost of Gas Sold	342,837	385,164
Operating Margin	$1,007,748	$983,775

	Three Months Ended December 31,
	2020	2019
Consolidated Operating Revenues	$914,080	$848,137

Net Income applicable to Southwest Gas Holdings	$103,544	$91,718

Weighted Average Common Shares	56,934	54,984

Basic Earnings Per Share	$1.82	$1.67

Diluted Earnings Per Share	$1.82	$1.67

Reconciliation of Revenue to Operating Margin (Non-GAAP measure)
Natural Gas Segment Revenues	$374,490	$379,571
Less: Net Cost of Gas Sold	78,222	92,310
Operating Margin	$296,268	$287,261

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For shareholders information, contact:	For media information, contact:
Ken Kenny	Sean Corbett
(702) 876-7237	(702) 876-7219
ken.kenny@swgas.com	sean.corbett@swgas.com

SOUTHWEST GAS HOLDINGS, INC.
SUMMARY UNAUDITED OPERATING RESULTS
(In thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Results of Consolidated Operations
Contribution to net income - gas operations	$79,550	$76,425	$159,118	$163,171
Contribution to net income - utility infrastructure services	23,926	15,679	74,862	52,404
Corporate and administrative	68	(386)	(1,656)	(1,639)
Net income	$103,544	$91,718	$232,324	$213,936

Basic earnings per share	$1.82	$1.67	$4.15	$3.94
Diluted earnings per share	$1.82	$1.67	$4.14	$3.94

Weighted average common shares	56,934	54,984	55,998	54,245
Weighted average diluted shares	57,034	55,049	56,076	54,312

Results of Natural Gas Operations
Gas operating revenues	$374,490	$379,571	$1,350,585	$1,368,939
Net cost of gas sold	78,222	92,310	342,837	385,164
Operating margin	296,268	287,261	1,007,748	983,775
Operations and maintenance expense	102,815	102,602	406,382	422,174
Depreciation and amortization	61,430	56,293	235,295	215,620
Taxes other than income taxes	15,953	15,688	63,460	62,328
Operating income	116,070	112,678	302,611	283,653
Other income (deductions)	4,357	3,332	(6,590)	9,517
Net interest deductions	25,996	24,963	101,148	95,026
Income before income taxes	94,431	91,047	194,873	198,144
Income tax expense	14,881	14,622	35,755	34,973
Contribution to net income - gas operations	$79,550	$76,425	$159,118	$163,171

FINANCIAL STATISTICS
Market value to book value per share at quarter end	130%
Twelve months to date return on equity -- total company	9.0%
-- gas segment	7.5%
Common stock dividend yield at quarter end	3.8%
Customer to employee ratio at quarter end (gas segment)	935 to 1

GAS OPERATIONS SEGMENT

	Authorized Rate Base (In thousands)	Authorized Rate of Return	Authorized Return on Common Equity
Rate Jurisdiction
Arizona (1)	$1,930,612	7.03%	9.10%
Southern Nevada	1,325,236	6.52	9.25
Northern Nevada	154,966	6.75	9.25
Southern California	159,277	6.83	10.10
Northern California	67,620	8.18	10.10
South Lake Tahoe	25,389	8.18	10.10
Paiute Pipeline Company (2)	135,460	8.30	11.80
(1) Rates approved in December 2020; effective January 2021.
(2) Estimated amounts based on 2019/2020 rate case settlement.

SYSTEM THROUGHPUT BY CUSTOMER CLASS
	Year Ended December 31,
(In dekatherms)	2020	2019	2018
Residential	80,067,973	81,838,973	69,701,084
Small commercial	29,316,352	33,322,111	30,534,167
Large commercial	9,124,202	9,932,641	9,254,816
Industrial / Other	5,315,357	4,255,086	3,775,324
Transportation	98,327,608	100,798,916	105,055,105
Total system throughput	222,151,492	230,147,727	218,320,496

HEATING DEGREE DAY COMPARISON
Actual	1,767	1,912	1,523
Ten-year average	1,676	1,696	1,686
Heating degree days for prior periods have been recalculated using the current period customer mix.